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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

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                                   FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                                                1-11688
                                                        (Commission File Number)

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                            AMERICAN RE CORPORATION
            (Exact name of registrant as specified in its charter)

                             555 COLLEGE ROAD EAST
                          PRINCETON, NEW JERSEY 08543
                               (609) 243-4200
    (Address including zip code, and telephone number, including area code, of registrant's principal executive offices)


                  AMERICAN RE CORPORATION 7.45% SENIOR NOTES
                                  DUE 2026
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           (Title of each class of securities covered by this Form)


                                    NONE
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    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15 (d) remains)

      Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)   [ ]         Rule 12h-3(b)(1)(ii)  [ ]
      Rule 12g-4(a)(1)(ii)  [ ]         Rule 12h-3(b)(2)(i)   [ ]
      Rule 12g-4(a)(2)(i)   [ ]         Rule 12h-3(b)(2)(ii)  [ ]
      Rule 12g-4(a)(2)(ii)  [ ]         Rule 15d-6            [X]
      Rule12h-3(b)(1)(i)    [X]

 Approximate number of holders of record as of the certification or notice date:
                                     196*

Pursuant to the requirements of the Securities Exchange Act of 1934, American Re Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    AMERICAN RE CORPORATION

Date: March 26, 2002                By: /s/ Robin H. Willcox
                                        --------------------------------------
                                        Senior Vice President, General Counsel
                                        and Secretary

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* After an examination of the Company's records and of the Trustee and the
Depository Trust Company the Company believes there are fewer than 300 holders of its Notes.